UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 14, 2024

UDR, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-10524	54-0857512
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 283-6120

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	UDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2024, UDR, Inc. (the “Company”), as borrower, entered into a second amendment to the second amended and restated credit agreement, which amended that certain second amended and restated credit agreement (the “Credit Agreement”), extended the $1.3 billion senior unsecured revolving credit facility (the “Revolving Credit Facility”) and added an extension option to the $350 million senior unsecured term loan (the “Term Loan”). The Credit Agreement includes an accordion feature that allows the total commitments under the Revolving Credit Facility and the total borrowings under the Term Loan to be increased to an aggregate maximum amount of up to $2.5 billion, subject to certain conditions including obtaining commitments from one or more lenders. As amended, the Revolving Credit Facility has a scheduled maturity date of August 31, 2028, with two six-month extension options, subject to certain conditions. As amended, the Term Loan has a scheduled maturity date of January 31, 2027, with one twelve-month extension option, subject to certain conditions.

Wells Fargo Bank, National Association served as Administrative Agent, and Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A. served as Joint Bookrunners, and together with PNC Capital Markets LLC, U.S. Bank National Association, Regions Capital Markets, a Division of Regions Bank, TD Bank, N.A. and Truist Securities, Inc. served as Joint Lead Arrangers. JPMorgan Chase Bank, N.A. served as Syndication Agent, PNC Bank, National Association, U.S. Bank National Association, Regions Bank, Bank of America, N.A., Citibank, N.A. TD Bank, N.A. and Truist Bank served as Documentation Agents. Wells Fargo Securities, LLC served as Term Sustainability Structuring Agent.

Based on the Company’s current credit rating, the Revolving Credit Facility has an applicable margin of 77.5 basis points and a facility fee of 15 basis points, and the Term Loan has an applicable margin of 85 basis points. Depending on the Company’s credit rating the margin under the Revolving Credit Facility ranges from 70 to 140 basis points and the facility fee ranges from 10 to 30 basis points, and the margin under the Term Loan ranges from 75 to 160 basis points. Further, as amended, the Credit Agreement includes sustainability adjustments pursuant to which the applicable margin for the Term Loan may be reduced by up to two basis points contingent upon the Company receiving green building certifications. In addition, the Credit Agreement, as amended, allows for the Company in consultation with the sustainability structuring agent to propose key performance indicators with respect to certain environmental, social, and governance goals of the Company, and thresholds or targets with respect thereto, and a related amendment to the Credit Agreement, that if entered into may allow a change in the applicable margin for the Revolving Credit Facility of up to four basis points and a change in the applicable facility fee of up to one basis point.

The Credit Agreement contains customary representations and warranties and financial and other affirmative and negative covenants. The Credit Agreement also includes customary events of default, in certain cases subject to customary periods to cure. The occurrence of an event of default, following the applicable cure period, would permit the lenders to, among other things, declare the unpaid principal, accrued and unpaid interest and all other amounts payable under the Credit Agreement to be immediately due and payable.

The Company’s obligations under the Credit Agreement are guaranteed by United Dominion Realty, L.P., the Company’s operating partnership, pursuant to the Guaranty dated as of September 15, 2021 (the “Guaranty”). Pursuant to the amendment, United Dominion Realty, L.P. reaffirmed its continuing obligations under the Guaranty.

A copy of the second amendment to the second amended and restated credit agreement, which includes the Credit Agreement as an exhibit, is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. The foregoing summary of the material terms of the Credit Agreement, as amended, and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Certain of the parties to the amended Credit Agreement, directly or through affiliates, have pre-existing relationships with the Company and have provided commercial lending, advisory and other services to the Company and its affiliates from time to time, for which such parties have received customary fees and expenses. Certain of the parties to the amended Credit Agreement, directly or through affiliates, also have provided investment banking services to the Company, including serving as underwriters or agents in certain of the Company’s public offerings of debt and equity securities, for which such parties received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for, the Company and its affiliates in the ordinary course of their business.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Ex. No.	Description
10.1	Second Amendment to Second Amended and Restated Credit Agreement dated as of August 14, 2024.
104	Cover Page Interactive Data File – The cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, Inc.

August 19, 2024	By:	/s/ Joseph D. Fisher
Joseph D. Fisher
President and Chief Financial Officer
(Principal Financial Officer)